Exhibit 4.2

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF, TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS SECURITY WILL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

PITNEY BOWES INC.

No. 1	SENIOR NOTE	CUSIP No. 724479AM2
(Fixed Rate)

PRINCIPAL AMOUNT: $300,000,000	STATED MATURITY OF SECURITY: September 15, 2020

DENOMINATIONS: U.S. $2,000.00 and integral multiples of U.S. $1,000.00 in excess thereof	COMPUTATION PERIOD: 30/360

ISSUE DATE: September 15, 2017	REGULAR RECORD DATE(S): 15 calendar days immediately preceding an Interest Payment Date

INTEREST RATE: 3.625% per annum, subject to adjustment as described herein	REDEEMABLE: Yes.

INTEREST PAYMENT DATES: March 15 and September 15, commencing on March 15, 2018	SINKING FUND: None.

Pitney Bowes Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal amount on the Stated Maturity specified above unless redeemed or repurchased prior to such date in accordance with the provisions referred to on the reverse hereof (the Stated Maturity or date of earlier redemption or repurchase, as the case may be, is referred to herein as the “Maturity”) and to pay interest thereon (computed, on the basis of a 360-day year of twelve 30-day months), from and including the Issue Date specified above (the “Issue Date”) or from and including the most recent Interest Payment Date (as defined below) to which interest on this Security (or any predecessor Security) has been paid or duly provided for to, but excluding, the Interest Payment Date, on the Interest Payment Dates specified above in each year (each, an “Interest Payment Date”) and at Maturity, at the rate per annum equal to the Interest Rate specified above, subject to adjustment from time to time as described on the reverse herein (the “Interest Rate”), until the principal hereof is paid or duly made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the relevant Regular Record Date.

Any interest on this Security that is payable but not punctually paid or duly provided for (“defaulted interest”) on any Interest Payment Date shall forthwith cease to be payable to the Registered Holder on the relevant Regular Record Date by virtue of such Holder having been a Holder on such Regular Record Date. Such defaulted interest may be paid by the Company, at its election in each case, as provided in clause (a) or clause (b) below:

(a)          The Company may elect to make payment of any defaulted interest to the Persons in whose names the Securities (or their respective predecessor Securities) are registered at the close of business on a special record date for the payment of such defaulted interest, which shall be fixed in the following manner. The Company shall notify the Trustee (as defined on the reverse hereof) in writing of the amount of defaulted interest proposed to be paid on each Security and the date of the proposed payment and at the same time the Company shall deposit with the Trustee funds equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment. Such funds when deposited shall be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this clause (a). Thereupon the Trustee promptly shall fix a special record date for the payment of such defaulted interest in respect of the Securities, which shall be not more than 15 nor less than ten days prior to the date of the proposed payment.  The Trustee promptly shall notify the Company of such special record date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such defaulted interest and the special record date thereof to be mailed, first class postage prepaid, to each Holder of Securities at his address as it appears in the Security register, not less than ten days prior to such special record date. Notice of the proposed payment of such defaulted interest and the special record date therefor having been mailed as aforesaid, such defaulted interest in respect of the Securities shall be paid to the Persons in whose names the Securities (or their respective predecessor Securities) are registered on such special record date and such defaulted interest shall no longer be payable pursuant to the following clause (b).

(b)          The Company may make payment of any defaulted interest on the Securities in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such payment shall be deemed practicable by the Trustee.

If any Interest Payment Date or the Maturity of this Security falls on a day that is not a Business Day with respect to this Security, the related payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be. A “Business Day” means a day, other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by manual or facsimile signature under its corporate seal.

PITNEY BOWES INC.

By:	/s/ Debbie Salce
Name:	Debbie Salce
Title:	Vice President and Treasurer

By:	/s/ Stanley J. Sutula III
Name:	Stanley J. Sutula III
Title:	Executive Vice President and Chief Financial Officer

Attest:

/s/ Ann Mandarino

Dated: September 15, 2017

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Laurence J. O’Brien
Authorized Signatory

Dated: September 15, 2017

[Reverse of Security]

This Security is one of a duly authorized issue of securities of the Company (the “Securities”) issued and to be issued in one or more series under an Indenture, dated as of February 14, 2005, between the Company and Citibank, N.A., as trustee (the “Initial Indenture”), as amended by the First Supplemental Indenture, dated as of October 23, 2007, by and among  the Company, The Bank of New York Mellon, as successor trustee (the “Trustee”; which term includes any successor trustee under the Indenture), and Citibank, N.A., as resigning trustee (the “First Supplemental Indenture”, and together with the Initial Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited initially to an aggregate principal amount of $300,000,000 which amount may be increased at the option of the Company if in the future it determines that it may wish to reopen the series of Securities of which this Security is a part and sell additional Securities having the same terms.  Except as may be otherwise stated on the face hereof, the Securities of this series are issuable only as registered Securities, without coupons, in denominations of $2,000.00 and integral multiples of $1,000.00 in excess thereof.

The Securities are general, direct, unconditional and senior unsecured obligations of the Company.

The Company may redeem the Securities of the series of which this Security is a part, at any time in whole or from time to time in part on any day fixed for redemption in accordance with this Security and the Indenture (a “Redemption Date”), at a redemption price equal to the sum of 100% of the aggregate principal amount of the Securities being redeemed, plus accrued but unpaid interest, if any, on those Securities to such Redemption Date, and the Make-Whole Amount, if any, as defined below; provided, however, that interest shall be payable on an Interest Payment Date that falls on or before the Redemption Date to Holders of Securities on the Regular Record Date for such Interest Payment Date.

“Make-Whole Amount” means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the Redemption Date of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to such Redemption Date, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis (assuming a 360-day year of twelve 30-day months), such principal and interest at the Reinvestment Rate, determined on the third Business Day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to such Redemption Date, over (b) the aggregate principal amount of the Securities being redeemed.

“Reinvestment Rate” means 0.350% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the Redemption Date of the principal amount of the Securities being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.  If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Company.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

The Company shall give written notice of any redemption of any Securities to Holders of the Securities to be redeemed at their addresses, as shown in the Security register for the Securities, at least 10 days and not more than 60 days prior to any Redemption Date. The notice of redemption shall specify, among other items, the applicable Redemption Date, the redemption price and the aggregate principal amount of the Securities to be redeemed.

If the Company chooses to redeem less than all of the Securities, it shall notify the Trustee at least 60 days before giving notice of redemption, or such shorter period as is satisfactory to the Trustee, of the aggregate principal amount of the Securities to be redeemed and the applicable Redemption Date. The Securities to be redeemed in part shall be selected in accordance with the procedures of The Depositary Trust Company.

Notice of redemption having been given as aforesaid, this Security (or the portion of the principal amount hereof so to be redeemed) shall, on the applicable Redemption Date, become due and payable at the redemption price herein specified above, and from and after such date (unless the Company shall default in the payment of such redemption price) shall cease to bear interest.

The Company shall be responsible for all redemption calculations.

In the event that the closing of the Merger (as defined below) has not occurred on or prior to November 6, 2017 (or, if the Company or NGS Holdings, Inc. elects to extend the closing date pursuant to the terms of the Merger Agreement (as defined below), December 4, 2017) (such date, the “Termination Date”), or, if prior to the Termination Date, the Merger Agreement is terminated in accordance with its terms (each, a “Special Mandatory Redemption Event”), the Company shall be required to redeem the Securities in whole at a redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest, if any, on those Securities to the Special Mandatory Redemption Date (as defined below) (the “Special Mandatory Redemption”).  Upon the occurrence of a Special Mandatory Redemption Event, the Company shall promptly (but in no event later than 10 business days following such Special Mandatory Redemption Event) cause notice to be delivered electronically or mailed, with a copy to the Trustee, to each Holder of the Securities at its registered address (such date of notification to the Holders, the “Redemption Notice Date”).  The notice shall inform Holders that the Securities will be redeemed on the 30th day (or if such day is not a Business Day, the first Business Day thereafter) following the Redemption Notice Date (such date, the “Special Mandatory Redemption Date”) and that all of the outstanding Securities shall be redeemed at the Special Mandatory Redemption Price to be calculated by the Company on the Special Mandatory Redemption Date automatically and without any further action by the Holders of such Securities.  At or prior to 12:00 p.m. (New York City time) on the Business Day immediately preceding the Special Mandatory Redemption Date, the Company shall deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for the Securities.  If such deposit is made as provided above, the Securities shall cease to bear interest on and after the Special Mandatory Redemption Date.

Upon the occurrence of the consummation of the Merger prior to the relevant Termination Date, the foregoing provisions regarding the Special Mandatory Redemption shall cease to apply to the Securities.

“Merger” means the acquisition by the Company of all of the issued and outstanding equity interests of NGS Holdings, Inc. for $475 million in cash consideration, subject to certain adjustments, pursuant to the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of September 6, 2017, among the Company, Neutron Acquisition Corp., an indirect wholly-owned subsidiary of the Company, NGS Holdings, Inc. and Littlejohn Fund IV, L.P., solely in its capacity as stockholder representative.

If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its option to redeem the Securities, or unless a Special Mandatory Redemption has occurred, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of the Securities of the series of which this Security is a part to repurchase all or any part (equal to $2,000.00 or an integral multiple of $1,000.00 in excess thereof) of that Holder’s Securities on the terms set forth herein. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of the Securities to be repurchased, plus accrued and unpaid interest, if any, on the Securities to be repurchased to the date of repurchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to any Change of Control (as defined below), but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall tarnsmit a notice to Holders of the Securities, with a copy to the Trustee, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Securities on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice, if transmitted prior to the date of consummation of the Change of Control, shall state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. In the event that such offer to purchase fails to satisfy the condition in the preceding sentence, the Company shall cause another notice meeting the aforementioned requirements to be transmitted to Holders of the Securities.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

•	accept for payment all Securities or portions of Securities properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and

•
deliver or cause to be delivered to the Trustee the Securities properly accepted together with an officers’ certificate stating the aggregate principal amount of Securities or portions of Securities being repurchased.

The paying agent will promptly transmit to each Holder of Securities properly tendered pursuant to the Change of Control Offer the Change of Control Payment for the Securities being repurchased, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Security equal in principal amount to any unrepurchased portion, if any, of any Security surrendered; provided, that each new Security will be in a minimum denomination of $2,000.00 or an integral multiple of $1,000.00 in excess thereof.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Securities properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.
The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Securities, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Securities by virtue of any such conflict.

The Interest Rate payable on the Securities will be subject to adjustments from time to time if either Moody’s or S&P or, if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available, in each case for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected pursuant to the definition of “rating agencies” (a “Substitute Rating Agency”), downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the Securities, in the manner described below. The Trustee shall not be responsible for monitoring the ratings of the Securities. The Company shall notify the Trustee in writing of any adjustment to the Interest Rate pursuant hereto due to a ratings change.

If the rating assigned by Moody’s (or any Substitute Rating Agency therefor) of the Securities is decreased to a rating set forth in the immediately following table, the Interest Rate on the Securities will increase such that it will equal the Interest Rate payable on the Securities on the Issue Date plus the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “S&P Rating Percentage”):

Moody’s Rating* Percentage

Ba2	0.25%
Ba3	0.50%
B1	0.75%
B2 or below	1.00%

* Including the equivalent ratings of any Substitute Rating Agency.

If the rating assigned by S&P (or any Substitute Rating Agency therefor) of the Securities is decreased to a rating set forth in the immediately following table, the Interest Rate on the Securities will increase such that it will equal the Interest Rate payable on the Securities on the Issue Date plus the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table under “Moody’s Rating Percentage”):

S&P Rating* Percentage

BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

* Including the equivalent ratings of any Substitute Rating Agency.

If at any time the Interest Rate on the Securities has been increased and either Moody’s or S&P (or, in either case, a Substitute Rating Agency therefor), as the case may be, subsequently upgrades its rating of the Securities to any of the threshold ratings set forth above, the Interest Rate on the Securities will be decreased such that the Interest Rate for the Securities equals the Interest Rate payable on the Securities on the Issue Date plus the percentages set forth opposite the ratings from the tables above in effect immediately following the upgrade in rating. If Moody’s (or any Substitute Rating Agency therefor) subsequently upgrades its rating of the Securities to Ba1 (or its equivalent, in the case of a Substitute Rating Agency) or higher, and S&P (or any Substitute Rating Agency therefor) upgrades its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the Interest Rate on the Securities will be decreased to the Interest Rate payable on the Securities on the Issue Date (and if one such upgrade occurs and the other does not, the Interest Rate on the Securities will be decreased so that it does not reflect any increase attributable to the upgrading Rating Agency). In addition, the Interest Rate on the Securities will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent downgrade in the ratings by either or both Rating Agencies) if the Securities become rated Baa1 and BBB+ (or, in either case, the equivalent thereof, in the case of a Substitute Rating Agency) or higher by Moody’s and S&P (or, in either case, a Substitute Rating Agency therefor), respectively (or one of these ratings if the Securities are only rated by one Rating Agency).

Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a Substitute Rating Agency therefor), shall be made independent of any and all other adjustments. In no event shall  (1)  the Interest Rate for the Securities be reduced to below the Interest Rate payable on the Securities on the Issue Date or (2) the total increase in the Interest Rate on the Securities exceed 2.00% above the Interest Rate payable on the Securities on the Issue Date.

No adjustments in the Interest Rate of the Securities shall be made solely as a result of a Rating Agency ceasing to provide a rating of the Securities. If at any time Moody’s or S&P ceases to provide a rating of the Securities, the Company will use its commercially reasonable efforts to obtain a rating of the Securities from a Substitute Rating Agency, if one exists, in which case, for purposes of determining any increase or decrease in the Interest Rate on the Securities pursuant to the tables above (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the Securities but which has since ceased to provide such rating, (b) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the Interest Rate on the Securities will increase or decrease, as the case may be, such that the Interest Rate equals the Interest Rate payable on the Securities on the Issue Date plus the appropriate percentage, if any, set forth opposite the deemed equivalent rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency).

For so long as only one Rating Agency provides a rating of the Securities, any subsequent increase or decrease in the Interest Rate of the Securities necessitated by a reduction or increase in the rating by the Rating Agency providing the rating shall be twice the applicable percentage set forth in the applicable table above. For so long as neither Moody’s nor S&P (nor, in either case, a Substitute Rating Agency therefor) provides a rating of the Securities, the Interest Rate on the Securities will increase to, or remain at, as the case may be, 2.00% above the Interest Rate payable on the Securities on the Issue Date.

Any Interest Rate increase or decrease described above will take effect from the first Interest Payment Date following the date on which a rating change occurs that requires an adjustment in the Interest Rate. As such, interest will not accrue at such increased or decreased rate until the next Interest Payment Date following the date on which a rating change occurs. If Moody’s or S&P (or, in either case, a Substitute Rating Agency therefor) changes its rating of the Securities more than once prior to any particular Interest Payment Date, the last change by such agency prior to such Interest Payment Date will control for purposes of any Interest Rate increase or decrease with respect to the Securities described above relating to such Rating Agency’s action. If the Interest Rate payable on the Securities is increased as described above, the term “interest,” as used with respect to the Securities, will be deemed to include any such additional interest unless the context otherwise requires.

The Company shall advise the Trustee and the Holders of any occurrence of a rating change that requires an Interest Rate increase or decrease described above.

If so indicated on the face hereof, and in accordance with the terms specified thereon, this Security will be subject to redemption through operation of a sinking fund.

The Holders of Securities are entitled to certain covenants set forth in the Indenture and in an officers’ certificate adopted pursuant to the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness on this Security, or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance by the Company with certain conditions set forth therein.

If an Event of Default with respect to the Securities of the series of which this Security is a part shall occur and be continuing, the principal of the Securities of the series of which this Security is a part may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal, premium and interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and premium and interest, if any, on the Securities of the series of which this Security is a part shall terminate.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of the majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued in exchange or substitution therefor, irrespective of whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series and the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee satisfactory indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the right of any Holder of any Security to receive payment of the principal of and, subject to Section 2.07 of the Initial Indenture, interest on such Security at the respective rates, in the respective amount on or after the respective due dates expressed in such Security, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Security is registrable in the Security register. Upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, if this Security, if so required by the Company or Trustee, is duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder hereof or his attorney duly authorized in writing, thereupon one or more new Securities of the series of which this Security is a part and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations herein and therein set forth, the Securities of the series of which this Security is a part are exchangeable for a like aggregate principal amount of Securities of the series of which this Security is a part and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

This Security shall be deemed to be a contract under the internal laws of the State of New York (other than principles of law that would apply the law of another jurisdiction), and for all purposes shall be construed and enforced in accordance with and governed by the laws of said State.

For the purposes hereof, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the  consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange  Act) (other than the Company, any subsidiary or employee benefit plan of the Company or employee benefit plan of any subsidiary of the Company) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company or other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of transactions approved by the Board of Directors of the Company as part of a single plan, of 85% or more of the total consolidated assets of the Company as shown on the Company’s most recent audited balance sheet, to one or more Persons (other than the Company or one of the subsidiaries of the Company); or (3) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction, no person or group (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors of the Company on the date the Securities were initially issued or (2) was nominated for election, elected or appointed to the Board of Directors of the Company with the approval of a majority of the Continuing Directors who were members of the Board of Directors of the Company at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Company in which such member was named as a nominee for election as a director, without objection to such nomination).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available, in each case for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the Securities is lowered by each of the Rating Agencies and the Securities are rated below the Specified Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period shall be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and  (2) public notice of the occurrence of a Change of Control or the intention of the Company to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will be deemed not to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or its request that the reduction was the result, in whole or in part, of any event or circumstance consisting of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Specified Rating” means a rating equal to or higher than Ba1 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent credit rating from any additional rating agency or rating agencies selected by the Company.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Additionally, all terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATION

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM	as tenant in common	UNIF GIFT MIN ACT	____ Custodian ____
TEN ENT	as tenants by the entireties (Cust)		(Cust)	(Minor)
JT TEN	as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act ____ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(please insert social security or other identifying number of assignee)

(please print or typewrite name and address including postal zip code of assignee)
the within Security and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.